Exhibit 99.2

Wellesley Bancorp, Inc. announces Increased Quarterly Cash Dividend

Wellesley, Mass.—(PR Newswire)—May 24, 2018— Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank today announced that on May 23, 2018 its Board of Directors approved a quarterly cash dividend to its stockholders of $0.055, an increase over the prior quarter‘s dividend, to be paid on June 20, 2018 to stockholders of record as of the close of business on June 6, 2018.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations.  The bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 105 years.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

CONTACT:

Wellesley Bancorp, Inc.

Thomas J. Fontaine, President and Chief Executive Officer

781-235-2550